EXHIBIT 3.1

ARTICLES OF INCORPORATION OF CONVENTION ALL HOLDINGS INCORPORATED

STATE OF DELAWARE
CERTIFICATE OF INCORPORATION
A STOCK CORPORATION

The name of this Corporation is CONVENTION ALL HOLDINGS INCORPORATED.

Its registered office in the State of Delaware is to be located at:

37046 Teal Court
Shelbyville, DE 19975

The registered agent in charge thereof is Ms. Jennifer Hill.

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

The amount of the total stock of this corporation is authorized to issue is:

Common Stock: One Billion Shares (1,000,000,000) with a par value of $0.000001 US.

Preferred Stock: Twenty Million Shares (20,000,000) with a par value of $0.000001 US.

The name and mailing address of the incorporator are as follows:

Mr. Frank P. Cassell
1157 Taborlake Walk
Lexington, Kentucky 40502

I, the Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 21st day of June, A.D. 2006.

By:       /s/ Frank P. Cassell
Incorporator

Name:       Frank P. Cassell